May 31st, 2005

Mr. Don Winfrey
AZUR INTERNATIONAL, INC.
101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, FL 33301

Don:

This letter confirms the following agreement between our respective companies:

1. AZUR INTERNATIONAL, INC. ("Company") hereby retains Lippert/Heilshorn & Associates, Inc., ("LHA") effective June 1, 2005 for implementation of Company's Financial Communications Program (the "Program").

2. The services ("Services") to be performed by LHA on behalf of the company will include, but are not limited to the following:
   a. Develop, for approval and implementation, programs designed to achieve IR objectives;
   b. Advise Company on various Investor Relations aspects of its policies, opportunities and problems;
   c. Prepare a Corporate Fact Sheet
   d. Prepare, subject to Company's approval, and issue required press releases
   e. Assemble and maintain quarterly buy/sell-side industry peer group matrixes;
   f. Arrange periodic set of meetings with locations to be determined with buy/sell-side analysts, and retail brokers;
   g. Coordinate conference calls between Management an key investment professionals, when appropriate;
   h. Provide written quarterly reports reviewing activities initiated by LHA on Company's behalf and anticipated for the following quarter;
   i. Provide appropriate services of LHA's professional staff that may be require to help the Company carry out its program objectives, including the use of LHA proprietary investor database;
   j. Prepare, subject to Company's consent, and distribute letters to shareholder (if applicable);
   k. List Company as a client in LHA's Quarterly Client Roster and LHA's Web Site;
   l. Include Company in LHA's monthly Client List sent to any and all investors who request information about one or more of LHA clients;
   m. Periodic reviews of Company's descriptions and coverage to assure accuracy in various Electronic Bulletins such as Bloomberg and Dow Jones.

3. The term (the "Term") of this Agreement shall be the twelve (12) month period commencing June 1, 2005 and ending on May 31, 2006. However, Company may terminate the agreement at anytime after the initial ninety- (90) day period with sixty- (60) day notice. During said sixty- (60) day notice period, the parties shall continue to perform all of their obligations under this Agreement, including Company's payment of the monthly retainer fee and reimbursement of disbursements under Paragraph 2 hereof.

4. During the Term, in consideration of the Services, the Company shall pay LHA a retainer fee of $60,000 for the initial 90-day start up period to paid as follows: i) an initial $40,000 payment to cover the first two (2) months of the contract; and ii) $20,000 on the third (3) month after execution of this contract. The Company shall pay LHA a retainer fee of $15,000 monthly for each month after the third (3) month. Commencing on June 1, 2006 and each anniversary year thereafter, such monthly retainer fee shall be increased by 5%, to partially offset LHA's operating expenses.

   As additional consideration, Company grants LHA warrants to purchase an aggregate of 100,000 shares of common stock over a three year period at the exercise price per share of $2.00 per share.

5. In the event, LHA is required to perform services outside the scope (Crisis Communications, and /or Special Situations, i.e. M & A) of the agreed upon IR services under Paragraph 2 hereof. LHA with written client approval, will invoice the company at the standard billable hourly rates, as listed in Appendix 2, for the participating principals and staff, as they are required to carry out this task; plus expenses.

6. The company shall be responsible for all reasonable and necessary expenses and disbursements (collectively "Expenses") made by LHA on its behalf, including but not limited to long distance telephone calls and in-house expenses (see Appendix I). All LHA Partner air travel, scheduled longer than two (2) hours, will be "Business Class." At the end of each month, LHA shall invoice the Company and each invoice shall itemize all Expenses and the Company shall reimburse LHA for them. LHA's invoices to the Company will be dated as of the 1st of each month and are due and payable within 30 days.

7. Recognizing that LHA's most highly valued resource is its professional staff, the Company agrees that it shall not employ, hire or retain, or recommend to others the employment, hiring or retention of any person employed by LHA without prior written consent of LHA partners. This limitation would expire two (2) years after the employee has left LHA. The liquidated damages due to LHA shall be three (3) times the last annualized total compensation paid by LHA to any such person in addition to relief at law or in equity. In return, LHA agrees not to employ, hire or retain, or recommend to others the employment, hiring or retention of any person employed by Company without prior written consent of Company. This limitation would expire two (2) years after employee has left the company. The liquidated damages due to Company shall be three (3) times the last annualized total compensation paid by Company to any such person in addition to relief at law.

8. LHA acknowledges its responsibility to use reasonable efforts to preserve the confidentiality of any information disclosed by Company on a confidential basis to LHA, except for disclosures required by court order, and electronic documents such a fax lists and email lists.

9. All materials produced by LHA on behalf of the Company are the Company's property and all rights in such materials are herby granted to the Company by LHA. However, such materials will not be sent to the Company until LHA's receipt of final payment of all amounts invoiced by it to the Company, subject to Company's right to question expenses. These materials include all print collateral, and electronic documents such as fax lists and email lists.

10. Company understands and acknowledges that LHA will rely upon the accuracy of all information ("Information") provided to it by Company. Company shall have full responsibility and liability to LHA for such Information and Company shall indemnify and hold LHA harmless form and against any demands, claims, judgments and liabilities related thereto (collectively "Claims Against LHA"). Company shall reimburse LHA for amounts payable by LHA in settlement of or in payment of any Claims Against LHA resulting form LHA's use of the Information and all costs and expenses incurred by LHA in connection therewith, including without limitation, reasonable attorney's fees an costs of defending Claims Against LHA; provided that the Company is given reasonable notice of such Claims by LHA and elects in writing addressed to LHA to assume the defense of such Claims, subject to LHA's agreement to settle or pay any such claims.

11. LHA understands and acknowledges that it will only utilize the Information in connection with its Services and LHA hereby assumes full responsibility and liability to the Company for such utilization. LHA shall have full responsibility and liability to Company for using the Information accurately in connection with its Services and LHA shall indemnify and hold the Company harmless from and against any demands, claims, judgments and liabilities related thereto (collectively "Claims Against The Company"). LHA shall reimburse the Company for amounts payable by the Company in settlement of or in payment of any Claims Against the Company resulting form LHA's negligent use of the Information in connection with the Services and all costs and expenses incurred by LHA in connection therewith, including without limitation, reasonable attorney's fees and costs of defending Claims Against the Company; provided that LHA is given reasonable notice of such Claims by the

Company and elects in a writing addressed to LHA to assume the defense of such Claims, subject to the Company's agreement to settle or pay any such claims.

12. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter here of and all prior contemporaneous understanding; negotiations and agreements are merged herein.
13. The Agreement may not be altered, extended, or modified nor any of its provisions waived, except by a document in writing signed by the party against whom such alteration, modification, extension or waiver is sought to be enforced.
14. A waiver by either party of any breach, act or omission of the other party is not to be deemed a waiver of any subsequent similar breach, act or omission.
15. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns.
16. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

If the foregoing correctly states our understandings, please execute the enclosed tow copies of this Agreement in the spaces provided for your signature below and return one copy to the undersigned. We look forward to a long and mutually successful relationship with your exciting company.

Very truly yours,

LIPPERT/HEILSHORN & ASSOCIATES, INC.

By: ________________
Keith L. Lippert

By: ________________
John W. Heilshorn

Agreed to and Approved
This 12th day of June, 2005

AZUR INTERNATIONAL, INC.

By: ________________

APPENDIX 1

MEMORANDUM

TO: **CLIENTS**

FROM: **LIPPERT/HEILSHORN & ASSOCIATES, INC.**
ACCOUNTING DEPARTMENT

SUBJECT: **IN-HOUSE EXPENSES**

LHA provides documentation, in the form of receipts and back up, for all expenses incurred by Third-Party Vendors utilized on Clients' behalf. In house expenses, including photocopying, local telephone, mailing list maintenance, and access to Bloomberg Business new on-line service are expenses, which are, incurred monthly by LHA on clients' behalf. The following is an explanation of these expenses for which documentation is not provided in monthly invoices.

Photocopying
Photocopying costs are charged to clients at the rate of $0.15 per sheet of standard white paper and $0.20 per sheet of LHA bonded letterhead. This rate covers the costs of paper, machinery and photocopier operator utilized in the production of client informational kits, distribution of press releases, press articles, etc.

Local Telephone
Local telephone costs are charged to clients on a pro rated weighted basis. The partner's weighting of the average is determined by the client's activity during the billing period. These activities pertain to investor inquiries, telemarketing press releases, conference call marketing, and investor meetings.

Bloomberg Business News Service
On-line access to Bloomberg Business News Service is allocated to clients at a rate of $150.00 per month.

Third – Party Vendors
Due to the volume of business LHA provides to its vendors, the agency has been successful in obtaining volume discounts.

APPENDIX 2

Listed below, are the hourly rates for LHA Principals and Staff whom, if required, will perform services outside of the scope of IR services outlined in Paragraph 2 of this Agreement.

- **Partner: $350**
- **Managing Director/Group Leader: $285**
- **Senior Vice President: $255**
- **Vice President: $225**
- **Assistant Vice President: $205**
- **Senior Account Executive: $185**
- **Account Executive: $155**